For immediate release

AllianceBernstein Completes Acquisition of Autonomous Research

New York - April 1, 2019 - AllianceBernstein L.P. (“AB”), a leading global investment management firm, today announced that it has completed its acquisition of Autonomous Research. AB announced its intention to acquire Autonomous on November 20, 2018. Autonomous is a well-known and highly regarded global financial services and fintech focused institutional research firm.

“AB’s commitment to fundamental research is unwavering. We are very pleased to have Autonomous join forces with Bernstein, already a leader in institutional equity research and trading, to provide our clients worldwide with the highest quality independent research,” said Seth Bernstein, AB’s President and CEO.

About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.

As of December 31, 2018, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 35.6% of AllianceBernstein and AXA Equitable Holdings, Inc. ("EQH"), directly and through various subsidiaries, owned an approximate 65.2% economic interest in AllianceBernstein. Additional information about AB may be found on our website, www.alliancebernstein.com.